Exhibit 23.6

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our fairness opinion included as Annex B to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of CBT Financial Corporation with and into Riverview Financial Corporation and to the reference to our firm’s name in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

June 29, 2017